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Exhibit 10.1

AMENDMENT TO MOVIE GALLERY, INC.
1994 STOCK PLAN, AS AMENDED

        The first sentence of Section 11(a) of the Movie Gallery, Inc. 1994 Stock Plan, as amended, is hereby amended to read in its entirety as follows:

  "Upon the death of a holder of an option or stock appreciation right, any option or stock appreciation right which he or she holds may be exercised (to the extent exercisable at his or her death), unless it otherwise expires, within such period after the date of his or her death (not to exceed twelve (12) months, without the express approval of a longer period by the Administrator) as the Administrator shall prescribe in his or her option or stock appreciation right agreement, by the holder's representative or by the person entitled thereto under his or her will or the laws of intestate succession."

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  Exhibit 10.1
AMENDMENT TO MOVIE GALLERY, INC. 1994 STOCK PLAN, AS AMENDED